Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2010

— Company reports healthy product revenue growth and a decrease in operating expenses —

CAMBRIDGE, Mass., August 9, 2010 – Verenium Corporation (NASDAQ: VRNM), a pioneer in the development and commercialization of high-performance industrial enzyme solutions, today reported financial results for the second quarter of 2010. The Company also provided a summary of recent highlights and financial guidance for 2010.

“This has been a transformational quarter for Verenium. The transaction we announced with BP around the sale of our cellulosic biofuels business firmly positions us to focus our capital and human resources on the continued development of a leading industrial biotechnology and commercial enzymes business addressing lucrative, growing markets,” said Carlos A. Riva, President and Chief Executive Officer of Verenium. “I’m pleased with the progress we’ve seen across the business over the last quarter, notably, growing product revenues and continued successful efforts to aggressively manage expenses.”

Company Highlights

Since the beginning of 2010, Verenium has made significant progress in several important areas, including:

Enzymes

•	Increased total product revenue by 27% for the second quarter of 2010 compared to the same period in 2009 and 15% compared to the first quarter or 2010;

•	Increased product gross margin dollars by 46% for the second quarter of 2010 as compared to the same period in 2009;

•

Increased Phyzyme revenue on both a year-over-year and sequential basis showing positive momentum versus the challenging environment of the second quarter of 2009 as a result of the impact of the recession on poultry producers;

•	Improved revenue mix from increasing sales of Company’s newer enzymes including Fuelzyme, Xylathin, Veretase and Purifine;

•	Continued to gain traction with Purifine at commercial-scale with increased interest from some of the world’s leading oilseed producers;

•	Advanced two pipeline product candidates into the regulatory phase; and

•	Promoted Janet Roemer to President and Chief Operating Officer of Verenium’s Enzymes business.

Biofuels

•

Announced an agreement with BP Biofuels North America to acquire Verenium’s cellulosic biofuels business, including the Company’s facilities in Jennings, LA and San Diego, CA for $98.3 million, subject to adjustment, and anticipate a successful transaction close by the end of August;

•

Negotiated an extension of the Galaxy joint development agreement with BP in which BP will pay Verenium an initial cash payment of approximately $1.4 million and a $5 million monthly reimbursement rate (paid in semi-monthly cash payments of $2.5 million) for the continued performance of Verenium’s obligations until the close of the cellulosic biofuels business acquisition by BP; and

•	Awarded an additional $4.9 million from the U.S. Department of Energy (DOE) to fund activities at the Company’s demonstration-scale facility in Jennings, Louisiana.

Financial Results

Total revenues for the second quarter and six months ended June 30, 2010 were $20.0 million and $33.0 million, respectively, compared to $16.3 million and $30.7 million for the same periods in the prior year, with product revenues representing more than 60 percent of total revenues in both periods. Product revenues for the second quarter and six months ended June 30, 2010 increased to $13.3 million and $24.9 million, respectively, compared to $10.5 million and $21.1 million for same periods in the prior year, primarily due to an increase in Phyzyme profit share from Danisco, as well as an increase in revenues from Veretase and Xylathin enzymes, which continued to gain acceptance in the grain ethanol markets, and Purifine enzyme for the soybean oil processing market. Fuelzyme revenues returned to levels achieved in the first quarter of 2009, indicating recovery in the corn ethanol market.

Product gross margin dollars increased to $4.5 million in the second quarter ended June 30, 2010, versus $3.0 million for the same period in the prior year, primarily due to improved fixed costs leverage on higher revenue, partially offset by unfavorable manufacturing yields and manufacturing constraints compared to the prior year, resulting from increased demand and expansion of product mix.

Excluding cost of product revenues, total operating expenses decreased $6.5 million to $20.5 million (including share-based compensation of $0.3 million) for the three months ended June 30, 2010 from $27.0 million (including share-based compensation of $2.6 million) for the three months ended June 30, 2009 and decreased from $54.0 million (including share-based compensation of $5.1 million) for the six months ended June 30, 2009, to $45.2 million (including share-based compensation of $0.8 million) for the six months ended June 30, 2010. Excluding the impact of share-based compensation, total operating expenses decreased $4.3 million and $4.5 million for the three and six months ended June 30, 2010 as compared to the same period in 2009 primarily due to a $3.0 million and $3.8 million decrease in expenses related to Vercipia Biofuels, the Company’s jointly owned special purpose entity with BP, which was included in the Company’s consolidated results of operations during 2009. Effective for 2010, the results of operations for Vercipia are excluded from the Company’s consolidated results due to the deconsolidation based upon authoritative new accounting guidance. This decrease in expenses was partially offset by increases in expenses related to the Company’s ongoing demonstration-scale facility optimization efforts.

Total operating expenses include gross expenses incurred to support ongoing development related to the Company’s Galaxy joint venture with BP, which continues to be consolidated in the Company’s financial statements. BP’s share of the total operating expenses of the joint ventures was $7.7 million and $15.2 million for the three and six months ended June 30, 2010 and is included below operating expenses as “Loss attributed to non-controlling interest in consolidated entities” on the Company’s Consolidated Income Statement. On a non-GAAP basis, net of BP’s share of expenses, pro forma net operating expenses decreased as compared to prior periods, reflecting the cost sharing and the Company’s expense minimization efforts.

Interest expense related almost exclusively to the cash and non-cash interest expense from the Company’s convertible debt instruments. Of total net interest expense for the second quarter and six months ended June 30, 2010, $0.5 million and $0.9 million, respectively represents non-cash interest expense related to the Company’s convertible notes, compared to $1.1 million and $2.7 million in non-cash interest for the same period in 2009.

Net loss attributed to Verenium for the quarter ended June 30, 2010 was $4.5 million compared to a net loss of $20.0 million for the same period in 2009, on a GAAP accounting basis. Adjusted for the non-cash impact of gains on debt extinguishment and gains and losses for fair value remeasurements related to the 8% and 9% convertible notes, the Company’s non-GAAP pro-forma net loss for the quarter ended June 30, 2010 was $3.7 million compared to $12.5 million for the same period in the prior year. The Company believes that excluding the non-cash impact of these items provides a more consistent measure of operating results.

As of June 30, 2010, the Company had unrestricted cash and cash equivalents totaling approximately $16.5 million compared to $15.5 million at March 31, 2010 and $32.1 million as of December 31, 2009. A significant portion of the decrease in cash and cash equivalents as compared to the end of fiscal 2009 is due to the deconsolidation of Vercipia cash and cash equivalents of approximately $7.2 million, based upon authoritative accounting guidance effective on January 1, 2010.

“Verenium had an impressive second quarter with good growth in total product revenues indicating that our newer enzyme products continue to gain traction in their respective target markets,” said James E. Levine, Executive Vice President and Chief Financial Officer. “We believe that following the close of the BP transaction, Verenium will have an even greater opportunity to maximize the potential of our existing commercial and development portfolio by investing strategically in areas such as manufacturing and R&D. We also expect to have a greatly improved financial position providing a significant opportunity to create value for our shareholders.”

Financial Guidance

The Company is providing the following financial guidance for its fiscal year ending December 31, 2010:

•	2010 product revenue: $48 to $54 million

•	2010 product gross margin: $16 to $18 million

The Company expects to provide guidance for its fiscal year 2011 early next year.

Unaudited Pro Forma Financial Statements

In addition to its GAAP-based financial statements and supplemental non-GAAP pro forma financial information, the Company has also provided, in the attached tables, its unaudited pro forma financial statements as of June 30, 2010 and for the three and six months ended June 30, 2010 and 2009, giving effect to the proposed sale of the Company’s biofuels business as if the sale had occurred at the beginning of each of the periods presented.

About Verenium

Verenium Corporation is a pioneer in the development and commercialization of high-performance enzymes for use in industrial processes. Verenium currently sells enzymes developed using its R&D capabilities to industrial customers globally for use in markets including biofuels, animal health and oil seed processing. Verenium has built a world-class R&D organization renowned for its capabilities in the rapid screening, identification, and bioengineering of novel enzymes that act as catalysts for biochemical reactions. The company harnesses the power of nature and uses its unique, patented technology to create products that transform industries by maximizing efficiency while improving environmental performance. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to the closing of the sale of the Company’s biofuels business to BP, the Company’s post-closing lines of business, operations, capabilities, commercialization activities, corporate partnerships, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, the failure or inability of Verenium and/or BP to satisfy all closing conditions related to the sale of Verenium’s biofuels business, risks associated with Verenium’s strategic focus, risks associated with Verenium’s technologies, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, , and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2009 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

# # #

Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Manager, Corporate Communications 617-674-5357 sarah.carmody@verenium.com

Verenium Corporation

Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Product	$13,290	$10,499	$24,852	$21,068
Grant	6,299	4,474	7,037	7,032
Collaborative	460	1,318	1,191	2,582

Total revenue	20,049	16,291	33,080	30,682

Operating expenses:
Cost of product revenue	8,830	7,450	15,346	13,205
Research and development	12,975	16,132	29,974	33,947
Selling, general and administrative	7,491	10,865	15,189	20,037

Total operating expenses	29,296	34,447	60,509	67,189

Loss from operations	(9,247)	(18,156)	(27,429)	(36,507)

Interest and other expense, net	(2,127)	(3,299)	(4,107)	(6,413)
Gain on debt extinguishment	—	2,509	598	6,118
Gain (loss) on net change in fair value of derivative assets and liabilities	(786)	(9,943)	(718)	3,366

Net loss	(12,160)	(28,889)	(31,656)	(33,436)
Loss attributed to non-controlling interest in consolidated entities	7,675	8,925	15,175	16,795

Net loss attributed to Verenium	$(4,485)	$(19,964)	$(16,481)	$(16,641)

Basic and diluted net loss per share	$(0.37)	$(2.65)	$(1.35)	$(2.48)

Shares used in computing basic and diluted net loss per share	12,273	7,546	12,165	6,700

Verenium Corporation Condensed Consolidated Balance Sheet Data (in thousands)
	June 30, 2010	December 31, 2009
	(Unaudited)
Cash, cash equivalents	$16,522	$32,055
Accounts receivable, net	6,829	7,209
Inventory, net	2,868	2,653
Other current assets	3,884	4,657
Restricted cash	10,709	10,400
Property and equipment, net	103,448	108,399
Other noncurrent assets	2,003	2,549

Total assets	$146,263	$167,922

Current liabilities, excluding deferred revenue	$18,412	$22,967
Deferred revenue	1,598	2,199
Convertible notes, at carrying value	105,869	105,756
Long term deferred revenue	1,368	—
Other long term liabilities	8,862	6,798
Stockholders’ equity	10,154	30,202

Total liabilities, noncontrolling interests and stockholders’ equity	$146,263	$167,922

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

The following unaudited supplemental and non-GAAP pro forma financial information is derived from the Company’s condensed consolidated financial statements for the three- and six-month periods ended June 30, 2010 and 2009, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business.

	Product Gross Margin
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Product revenues	$13,290	$10,499	$24,852	$21,068
Cost of product revenues	8,830	7,450	15,346	13,205

Product gross margin	$4,460	$3,049	$9,506	$7,863

	Non-GAAP Pro Forma Net Operating Expenses
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating expenses (excluding cost of product revenue)	$20,466	$26,997	$45,163	$53,984
Adjustments:
Loss attributed to non-controlling interest in consolidated subsidiaries	(7,675)	(8,925)	(15,175)	(16,795)

Non-GAAP pro forma net operating expenses	$12,791	$18,072	$29,988	$37,189

	Non-GAAP Pro Forma Net Loss
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net loss attributed to Verenium	$(4,485)	$(19,964)	$(16,481)	$(16,641)

Adjustments:
Gain on debt extinguishment	—	(2,509)	(598)	(6,118)
(Gain) loss on net change in fair value of derivative assets and liabilities	786	9,943	718	(3,366)

Non-GAAP pro forma net loss	$(3,699)	$(12,530)	$(16,361)	$(26,125)

Non-GAAP pro forma net loss per share	$(0.30)	$(1.66)	$(1.34)	$(3.90)

Verenium Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Three Months Ended June 30, 2010

(in thousands, except per share amounts)

The accompanying unaudited pro forma condensed consolidated statement of operations for the three months ended June 30, 2010 give effect to the sale of the Company’s biofuels business (the “LC Business”) as if it had been consummated at the beginning of the period presented.

	Historical	Pro Forma Adjustments Adjustments Related to the Sale of LC Business		Unaudited Pro Forma Statement of Operations
Revenues:
Product	$13,290	$—		$13,290
Grant	6,299	(6,299)		—
Collaborative	460	(69)		391

Total revenue	20,049	(6,368	)(a)	13,681

Operating expenses:
Cost of product revenue	8,830	—		8,830
Research and development	12,975	(11,784	)(b)	1,191
Selling, general and administrative	7,491	(1,165	)(c)	6,326

Total operating expenses	29,296	(12,949)		16,347

Loss from operations	(9,247)	6,581		(2,666)

Interest and other expense, net	(2,127)	—		(2,127)
Loss on net change in fair value of derivative assets and liabilities	(786)	—		(786)

Net loss	(12,160)	6,581		(5,579)
Loss attributed to non-controlling interest in consolidated entities	7,675	(7,675	)(d)	—

Net loss attributed to Verenium	$(4,485)	$(1,094)		$(5,579)

Basic and diluted net loss per share	$(0.37)	$(0.09)		$(0.45)

Shares used in computing basic and diluted net loss per share	12,273	12,273		12,273

Verenium Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended

June 30, 2010

(in thousands, except per share amounts)

The accompanying unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2010 give effect to the sale of the Company’s biofuels business (the “LC Business”) as if it had been consummated at the beginning of the period presented.

	Historical	Pro Forma Adjustments Adjustments Related to the Sale of LC Business		Unaudited Pro Forma Statement of Operations
Revenues:
Product	$24,852	$—		$24,852
Grant	7,037	(7,037)		—
Collaborative	1,191	(139)		1,052

Total revenue	33,080	(7,176	)(a)	25,904

Operating expenses:
Cost of product revenue	15,346	—		15,346
Research and development	29,974	(27,385	)(b)	2,589
Selling, general and administrative	15,189	(2,185	)(c)	13,004

Total operating expenses	60,509	(29,570)		30,939

Loss from operations	(27,429)	22,394		(5,035)
Interest and other expense, net	(4,107)	—		(4,107)
Gain on debt extinguishment	598	—		598
Loss on net change in fair value of derivative assets and liabilities	(718)	—		(718)

Net loss	(31,656)	22,394		(9,262)
Loss attributed to non-controlling interest in consolidated entities	15,175	(15,175	)(d)	—

Net loss attributed to Verenium	$(16,481)	$7,219		$(9,262)

Basic and diluted net loss per share	$(1.35)	$(0.59)		$(0.76)

Shares used in computing basic and diluted net loss per share	12,165	12,165		12,165

Verenium Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended

June 30, 2009

(in thousands, except per share amounts)

The accompanying unaudited pro forma condensed consolidated statement of operations for the three months ended June 30, 2009 give effect to the sale of the Company’s biofuels business (the “LC Business”) as if it had been consummated at the beginning of the period presented.

	Historical	Pro Forma Adjustments Adjustments Related to the Sale of LC Business		Unaudited Pro Forma Statement of Operations
Revenues:
Product	$10,499	$—		$10,499
Grant	4,474	(4,474)		—
Collaborative	1,318	(69)		1,249

Total revenue	16,291	(4,543	)(a)	11,748

Operating expenses:
Cost of product revenue	7,450	—		7,450
Research and development	16,132	(14,755	)(b)	1,377
Selling, general and administrative	10,865	(2,773	)(c)	8,092

Total operating expenses	34,447	(17,528)		16,919

Loss from operations	(18,156)	12,985		(5,171)

Interest and other expense, net	(3,299)	—		(3,299)
Gain on debt extinguishment	2,509	—		2,509
Loss on net change in fair value of derivative assets and liabilities	(9,943)	—		(9,943)

Net loss	(28,889)	12,985		(15,904)
Loss attributed to non-controlling interest in consolidated entities	8,925	(8,925	)(d)	—

Net loss attributed to Verenium	$(19,964)	$4,060		$(15,904)

Basic and diluted net loss per share	$(2.65)	$0.54		$(2.11)

Shares used in computing basic and diluted net loss per share	7,546	7,546		7,546

Verenium Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended

June 30, 2009

(in thousands, except per share amounts)

The accompanying unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2009 give effect to the sale of the Company’s biofuels business (the “LC Business”) as if it had been consummated at the beginning of the period presented.

	Historical	Pro Forma Adjustments Adjustments Related to the Sale of LC Business		Unaudited Pro Forma Statement of Operations
Revenues:
Product	$21,068	$—		$21,068
Grant	7,032	(7,010)		22
Collaborative	2,582	(137)		2,445

Total revenue	30,682	(7,147	)(a)	23,535

Operating expenses:
Cost of product revenue	13,205	—		13,205
Research and development	33,947	(30,888	)(b)	3,059
Selling, general and administrative	20,037	(5,327	)(c)	14,710

Total operating expenses	67,189	(36,215)		30,974

Loss from operations	(36,507)	29,068		(7,439)

Interest and other expense, net	(6,413)	—		(6,413)
Gain on debt extinguishment	6,118	—		6,118
Gain on net change in fair value of derivative assets and liabilities	3,366	—		3,366

Net loss	(33,436)	29,068		(4,368)
Loss attributed to non-controlling interest in consolidated entities	16,795	(16,795	)(d)	—

Net loss attributed to Verenium	$(16,641)	$12,273		$(4,368)

Basic and diluted net loss per share	$(2.48)	$(1.83)		$(0.65)

Shares used in computing basic and diluted net loss per share	6,700	6,700		6,700

Verenium Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2010

(in thousands)

The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2010 gives effect to the sale of the LC Business as if it had been consummated as of June 30, 2010, including the impact of the estimated net cash proceeds related to the disposition.

	Historical	Pro Forma Adjustments Adjustments Related to the Sale of the LC Business		Unaudited Pro Forma Balance Sheet
	(Unaudited)
Cash, cash equivalents	$16,522	$104,378	(e)	$120,900
Accounts receivable, net	6,829	(129	)(f)	6,700
Inventory, net	2,868	(65	)(f)	2,803
Other current assets	3,884	(1,856	)(f)	2,028
Restricted cash	10,709	(10,709	)(e)	—
Property and equipment, net	103,448	(101,237	)(f)	2,211
Other noncurrent assets	2,003	(345	)(f)	1,658

Total assets	$146,263	$(9,963)		$136,300

Current liabilities, excluding deferred revenue	$18,412	$(6,300	)(f)	$12,112
Deferred revenue	1,598	(278	)(f)	1,320
Convertible notes, at carrying value	105,869	—		105,869
Long term deferred revenue	1,368	(917	)(f)	451
Other long term liabilities	8,862	(8,206	)(f)	656
Stockholders’ equity	10,154	5,738	(g)	15,892

Total liabilities, noncontrolling interests and stockholders’ equity	$146,263	$(9,963)		$136,300

Verenium Corporation

Footnotes to Unaudited Pro Forma Condensed

Consolidated Financial Statements

The historical financial information on which the pro forma financial statements are based is included in Verenium’s Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2010 and 2009, which the Company intends to file on August 9, 2010. The pro forma consolidated financial statements and the notes thereto should be read in conjunction with these historical consolidated financial statements.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are subject to a number of assumptions which may not be indicative of the results of operations that would have occurred had the disposition been completed at the dates indicated or what the results will be for any future periods. The unaudited pro forma consolidated statements of operations do not include the gain or loss attributed to the sale of the LC Business if the transaction was completed at the beginning of the periods presented.

(a)	This adjustment is recorded to remove LC Business revenue from the Company’s results from continuing operations, related to collaboration, grants and license agreements that have been assumed by BP.

(b)	This adjustment is recorded to remove LC Business research and development expenses from the Company’s results from continuing operations. Such expenses consist of including both direct project costs and allocated expenses related to the LC Business which are being assumed by BP, including all costs related to the San Diego, California facility leases.

(c)	This adjustment is recorded to remove LC Business selling, general and administrative expenses from the Company’s results from continuing operations. The pro forma expenses include non-cash stock-based compensation of $0.3 million and $0.7 million for the three and six months ended June 30, 2010 and $2.3 million and $3.3 million for the three and six months ended June 30, 2009.

(d)	This adjustment is recorded to remove the losses from the Company’s variable interest entities (“VIE”), Galaxy and Vercipia, that were historically attributed to BP, the other party to the VIE.

(e)	This adjustment is recorded to reflect net cash that the Company estimates it would have received as consideration for the sale of the LC Business if the transaction was completed on June 30, 2010. The purchase price of $98.3 million has been reduced by estimated transaction-related expenses, as well as the working capital adjustment at June 30, 2010, as required under the Asset Purchase Agreement. This adjustment also reflects the release of $10.7 million in restricted cash as of June 30, 2010 used to secure the outstanding letter of credit under the San Diego, California facility leases, as such leases are being assumed by BP.

(f)	These adjustments are recorded to reflect the disposition of the LC Business assets and liabilities as of June 30, 2010 included in the Company’s historical condensed consolidated financial statements.

(g)	This adjustment includes the gain recorded on the sale of the LC Business, assuming the transaction closed on June 30, 2010, and the amount recorded to remove the non-controlling interest in the Company’s VIE, Galaxy, which BP is acquiring in the transaction.